<February 1, 1999 Date Stamp for
the Secretary of State for the
State of Nevada appears here>

                   CERTIFICATE OF AMENDMENT TO
                    ARTICLES OF INCORPORATION
                                OF
             WORDCRUNCHER INTERNET TECHNOLOGIES, INC.

     We the undersigned as President and Secretary of WordCruncher Internet Technologies, Inc. do hereby certify:

          That the Board of Directors of said Corporation at a meeting duly convened and held on January 19, 1999 adopted a Resolution to amend the original Articles as follows:

          A. Delete Article IV in its entirety and substitute in its place the following:

                            ARTICLE II

The aggregate number of shares which this Corporation shall have the authority to issue is 60,000,000 shares of Common Stock, $.001 par value per share, all of such common shares shall have the same rights and preferences and shall be nonassessable; and 50,000 shares of Preferred Stock, $.01 par value per share the preferred stock to be issued in such series with such rights, preferences and designations as determined by the Corporation's board of directors. The board of directors of the Corporation shall have complete authority to prescribe, the classes, series and number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of the preferred stock.

     The above Amendment to the Articles of Incorporation was adopted by the holders of a majority, 6,072,330 common shares of the 11,877,002 outstanding common shares of the Corporation on January 21, 1999.


/s/ M. Daniel Lunt
------------------
M. Daniel Lunt, President


/s/ Kenneth W. Bell
-------------------
Kenneth W. Bell, Secretary


STATE OF UTAH          )
                       : ss.
COUNTY OF SALT LAKE    )

     On this 28th day of January, 1999, personally appeared before me M. Daniel Lunt and Kenneth W. Bell, personally known to me or provided to me on the basis of satisfactory evidence to be the persons whose names are signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.


/s/ Anita Patterson
-------------------
NOTARY PUBLIC